EXHIBIT 10.26


June 28, 1989:


       RESOLVED, that the proper officers of the Corporation be, and they hereby are, authorized to purchase an annuity from an insurance company to provide benefits for active employees under the Supplemental Retirement Income Program resulting from the $200,000 (as indexed) limit on pensionable compensation under the Retirement Program Plan; and be it further

       RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized to execute or cause to be executed such documents and other writings, and to take or do or cause to be taken or done such other actions or things, as may be necessary or desirable to effectuate the purposes and intent of the foregoing resolution.